Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 11, 2005, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the annual report of A.S.V., Inc. and subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8 and in A.S.V., Inc.’s other Registration Statements on Form S-8 (File No. 33-94250, effective July 3, 1995, File No. 333-43075, effective December 23, 1997, and File No. 333-64291, effective September 25, 1998).
/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
August 22, 2005